Pharma Industry Veteran Dr. Craig Eagle Appointed as Independent Board Member to Regenicin™

Regenicin™ , Inc. (OTC-BB: WDST), a clinical-stage biotechnology company, operating alongside companies like Genzyme Corporation (Nasdaq: GENZ) and Biogen Idec Inc. (Nasdaq: BIIB), announced that it has appointed Dr. Craig Eagle, a veteran pharmaceutical executive, as an independent board member.

Regenicin™ , Inc. (OTC-BB: WDST), a clinical-stage biotechnology company, announced today that it has named Craig Eagle, M.D. to its board of directors.  Dr. Eagle currently serves as Vice President of Strategic Alliances and Partnerships for the Oncology business unit at Pfizer Inc. Dr. Eagle joins Amgen Co-Founder Dr. Joseph Rubinfeld as the second independent member of Regenicin™ 's board of directors.

Dr. Eagle brings a wealth of pharmaceutical industry experience to help Regenicin™  further the commercialization efforts of PermaDerm™, its proprietary tissue-engineered skin substitute intended to restore the qualities of healthy human skin for use in the treatment of burns, chronic wounds and a variety of plastic surgery procedures.

Dr. Eagle attended medical school at the University of New South Wales, Sydney, Australia and received his general internist training at Royal North Shore Hospital in Sydney.  He completed his hemato-oncology and laboratory hematology training at Royal Prince Alfred Hospital in Sydney. He was granted Fellowship in the Royal Australasian College of Physicians (FRACP) and the Royal College of Pathologists Australasia (FRCPA). After his training he performed basic research at the Royal Prince of Wales Hospital to develop a new monoclonal antibody to inhibit platelets. He joined Pfizer Australia in 2001 as part of the medical group.  In Australia, his role involved leading and participating in scientific research, regulatory and pricing & re-imbursement negotiations for compounds in therapeutic areas including oncology, anti-infectives, respiratory, arthritis and pain management.

In 2003, Pfizer relocated Dr. Eagle to the United States where he was appointed as the worldwide lead for development of Celecoxib in oncology to oversee the global research program.  Since that time he has had increasing responsibility for overseeing the global research plans and teams for Irinotecan and Dalteparin. In 2007, he became head of the oncology therapeutic area global medical group for Pfizer, including the US oncology business. Dr. Eagle has led, or been directly involved with, teams that resulted in eight new products or indications. As part of his current role at Pfizer, he has led the integration of the Pfizer/Wyeth oncology businesses and portfolio.

"We are very pleased to add Dr. Eagle as one of the independent members of our board of directors," stated Randall McCoy, Regenicin™ , Chief Executive Officer. "His wealth of experience in pharmaceutical product development will be invaluable as we bring our PermaDerm™ product through the regulatory process and into commercialization.   We are confident that his extensive experience in forming strategic alliances and partnerships will provide us with critical guidance as we seek to maximize the commercialization potential of PermaDerm™ in the future."

Commenting on his decision to join the board of directors at Regenicin™ , Dr. Eagle stated: "It is extremely rare to find a company like Regenicin™  which possesses the rights to a groundbreaking technology with the support of such strong clinical data.  When coupled with the production team at Lonza behind them and hundreds of millions of development dollars already invested, I am even more excited to be a part of assisting management down the final stages of the path to commercialization. The ability to use a person's own skin to grow additional skin for grafting eliminates almost all of the problems inherent with other methods and will be critical towards saving and substantially improving the lives of countless patients throughout the world."

About Regenicin™ , Inc.

Regenicin™ , Inc. is a clinical-stage company developing next-generation tissue-engineered skin substitutes to restore the qualities of healthy human skin. Regenicin™  is a publicly traded company, with headquarters in New York, NY. Additional information can be found in the company's filings with the Securities and Exchange Commission located at www.sec.gov.